EXHIBIT 99.1
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          Chattem, Inc. Announces Pricing of Convertible Notes Offering


       CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Nov. 17, 2006--Chattem, Inc. (NASDAQ: CHTT) today announced the pricing of a private offering of $125 million aggregate principal amount of Convertible Senior Notes due 2013 (the "Notes"). This amount is an increase over the $100 million offering amount previously announced. The Notes are being sold in a private placement to qualified institutional buyers. The issuance of Notes is expected to close on November 22, 2006.

       The Notes will pay interest semiannually at a rate of two percent per annum. The Notes will be convertible at an initial conversion rate of 16.9729 shares per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $58.92 per share. This represents a 26 percent conversion premium based on the last reported sale price of $46.76 per share on the NASDAQ Global Market on November 16, 2006. In certain circumstances, the Notes will be convertible into cash up to the principal amount, with any excess conversion value being convertible into cash, shares of Chattem common stock or a combination of cash and common stock, at Chattem's option.

       Chattem estimates that the net proceeds from the offering of Notes will be approximately $121 million after deducting the fees of the placement agent and estimated offering expenses. Chattem intends to use approximately $32 million of the offering proceeds to fund a convertible note hedge transaction to be entered into with an affiliate of the placement agent for the offering, which transaction is intended to offset Chattem's exposure to potential dilution upon conversion of the Notes. Chattem will also enter into a separate warrant transaction with an affiliate of the placement agent that, together with the convertible note hedge transaction, will have the effect of increasing the effective conversion price to Chattem to approximately $74.82, which represents a 60 percent conversion premium. Chattem plans on using proceeds from the warrant transaction (estimated at approximately $19 million) and a portion of the net proceeds from the Note offering to repay all amounts outstanding under its existing revolving credit facility (approximately $38 million as of November 16, 2006).

       If Chattem consummates the acquisition of the U.S. rights to five brands from Johnson & Johnson and the consumer healthcare business of Pfizer Inc., Chattem plans on using the remaining proceeds derived from the sale of the Notes to finance in part such acquisition. Pending the closing of the acquisition, or if the acquisition does not close, Chattem will use the net proceeds remaining after the cost of funding the convertible note hedge transaction and the repayment of obligations under its existing revolving credit facility for working capital and other general corporate purposes.

       This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private placement memorandum. The Notes and the shares of Chattem common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

       Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chattem to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied in such forward looking statements include the risk that the notes offering, or the acquisition of the U.S. rights to five brands from Johnson & Johnson and the consumer healthcare business of Pfizer Inc., are not timely consummated or are not consummated at all. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 2005 and the other documents Chattem files with the SEC from time to time. Chattem undertakes no duty to update its forward-looking statements, including any such statements regarding the expected economic benefits resulting from the acquisition.


       CONTACT: Chattem Inc., Chattanooga
                Catherine Baker, Investor Relations, 423-822-3209